Exhibit 99.1

Arrow Electronics to Initiate Share Repurchase Program

-- Repurchase Program to Offset Dilution From Equity-Based Compensation Plans --

MELVILLE, N.Y.--(BUSINESS WIRE)--March 1, 2010--Arrow Electronics, Inc. (NYSE:ARW) announced today the approval by its Board of Directors of the repurchase of up to $100 million of common stock through a share repurchase program. The company expects to repurchase shares in such amounts as to offset the dilution from the granting of equity-based compensation plans. The company had previously announced similar programs in 2006 and 2007, which resulted in the repurchase of $200 million of common stock.

This action will permit the company to begin repurchasing shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President & Chief Financial Officer
or
Media
John Hourigan, 303-824-4586
Director, External Communications